Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Reports

Results for the Three and Six Months Ended June 30, 2007

Updates Estimated Financial Outlook for the Year 2007

HUNTINGDON VALLEY, PA, August 1, 2007—Immunicon Corporation {Nasdaq-Global Market: IMMC}, which is developing and commercializing proprietary cell and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its results of operations for the three and six month periods ended June 30, 2007.

Immunicon reported product and service revenue of $3.8 million for the three months ended June 30, 2007 which represented a 77% increase over the $2.1 million in product and service revenue for the three months ended June 30, 2006. Instrument revenue was $2.5 million in the second quarter of 2007 compared to $1.4 million in the second quarter of 2006. Reagent and consumable product sales were $672,000 and $418,000, respectively, in the three months ended June 30, 2007 and 2006. Service revenue increased by 78% to $602,000 in 2007 compared to $338,000 in 2006.

Immunicon delivered 15 instrument systems to customers during the quarter ended June 30, 2007 and now has 107 cell analyzers and 97 AutoPrep sample preparation instruments in service. An instrument system is comprised of one cell analyzer plus one AutoPrep sample preparation device. As of June 30, 2007, we have an instrument backlog of 13 AutoPrep instruments and 14 CellTracks Analyzer II cell analysis instruments. We expect to eliminate the instrument backlog before the end of the third quarter of 2007. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months pending the final evaluation and acceptance of these systems by customers.

Costs of goods sold were $3.7 million for the three months ended June 30, 2007 compared to $2.4 million for the three months ended June 30, 2006. Immunicon reported a gross profit on product and service sales of $52,000 in the second quarter of 2007 compared to a loss on product sales of $299,000 in the quarter ended June 30, 2006. The gross profit on sales of products and services in the quarter ended June 30, 2007 reflects a loss on instrument sales of $238,000 and a loss on reagent and consumable sales of $42,000, which was offset by a gross profit on services of $332,000. During the quarter ended June 2007, Immunicon sold instruments at a price which was lower than the cost to produce such instruments. This loss was approximately $7,000 per instrument, or a total loss of $238,000 on the sale of instruments in the quarter ended June 2007. During 2006, Immunicon initiated an outsourcing effort related to the manufacture of instruments. Immunicon currently continues the process of reducing its internal manufacturing costs. We now expect this outsourcing process will be completed in the second half of 2007. Effective April 1, 2007, we also increased the list prices for our instruments to $205,000 per instrument system. Taken together, the ongoing outsourcing effort and the price increase should eliminate the loss on sales of instruments by the end of 2007.

Research and development expenses for the three months ended June 30, 2007 were $3.0 million compared to $3.3 million in the corresponding three months in 2006. The reduction of $300,000 was principally a result of a $200,000 decrease in clinical trial and development costs due to the fact that, in the first quarter of 2006, Immunicon completed patient enrollment for two clinical trials in metastatic prostate cancer and metastatic colorectal cancer.

General and administrative (“G&A”) expenses for the quarter ended June 30, 2007 were $2.7 million, compared to $2.3 million for the comparable quarter of 2006. This increase of approximately $400,000 is attributable principally to increases in legal and professional fees related to our arbitration with Veridex.

On December 5, 2006, Immunicon issued an aggregate of $30,000,000 in principal amount of unsecured subordinated convertible notes (the “Notes”) and received $27.3 million in proceeds net of related fees and expenses. Immunicon also issued warrants for the purchase of 1,466,994 shares of Immunicon common stock. The Notes are convertible into shares of Immunicon common stock and the warrants are exercisable into shares of Immunicon common stock at a price of $4.09 per share, subject to adjustment. Immunicon can force conversion of the Notes after June 5, 2008, under certain terms and conditions, if the price of Immunicon’s common stock reaches $7.50 per share for 20 consecutive trading days. For further description of the Notes and related warrants please refer to the Current Report on Form 8-K filed by Immunicon with the Securities and Exchange Commission on December 5, 2006.

Immunicon values certain provisions of the Notes and the related warrants separately in accordance with various accounting guidance documents, including Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities”, and related interpretations including EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Upon issuance of the Notes, Immunicon recorded a liability of $8.1 million related to the embedded conversion option in the Notes and a liability of $1.9 million related to the value of the warrants. For the quarter ended June 30, 2007, Immunicon has marked-to-market the conversion option and the warrants and have recorded a non-cash increase in income of $4.5 million in the Consolidated Statement of Operations related to the change in valuation of the Notes and the related warrants for the three months ended June 30, 2007.

Interest expense was $1.5 million and $103,000 for the three months ended June 30, 2007 and 2006, respectively. The increase is attributable principally to the non-cash interest expense of $1.4 million related to the issuance of the Notes and related warrants, which occurred on December 5, 2006. Interest income was $559,000 and $422,000 for the three months ended June 30, 2007 and 2006, respectively. The increase in 2007 was due to the higher available cash balance for investment in 2007.

For the three months ended June 30, 2007, Immunicon’s net loss was $1.6 million compared to a net loss of $5.4 million for the three months ended June 30, 2006. The loss per share was $0.06 and $0.20 for the three months ended June 30, 2007 and June 30, 2006, respectively. The weighted average common shares outstanding was 27.7 and 27.6 million, respectively, for the three month periods ended June 30, 2007 and June 30, 2006, respectively.

As of June 30, 2007, Immunicon had cash, cash equivalents and investments of $41.6 million.

On May 31, 2007, Immunicon announced that it had filed a Demand for Arbitration against Veridex, LLC, a wholly-owned subsidiary of Johnson and Johnson, whereby Immunicon is seeking termination of the 20-year exclusive worldwide agreement to market, sell and distribute its cancer diagnostic products, rescission of all licenses currently held by Veridex under that agreement, and compensatory and punitive damages based on, “repudiation and fundamental breaches by Veridex of its contractual, agency and other fiduciary obligations to market, sell and distribute Immunicon's cancer diagnostic products.” It is anticipated that this arbitration will be completed before the end of the first quarter of 2008.

Financial guidance update

Immunicon is updating its previously announced financial guidance for the year ending December 31, 2007:

•	Instrument system placements (a system includes one CellTracks Analyzer II and one CellTracks AutoPrep System) – range of between 45 and 55 system placements

•	CellTracks AutoPrep System and CellTracks Analyzer II Instrument revenue – range of between $8 million and $9 million (excludes estimated 2007 EasyCount System revenue )

•	Combined reagent, consumable and service revenue – range of between $4 million and $6 million

•	Net cash expenditures – range of between $17.5 million and $20 million

The financial guidance estimates shown above reflect current expectations of Immunicon’s management based on available information. These statements are forward-looking and actual results may differ materially, including as a result of the factors more specifically referenced below in the discussion regarding “forward-looking statements.” Estimating the items above is inherently difficult.

A summary of instrument shipments and instruments sold for revenue recognition purposes for the period from product launch to June 30, 2007 is shown below:

	Cumulative as of March 31, 2007	Three months ended June 30, 2007	Cumulative as of June 30, 2007
Instrument shipments
CellTracks Analyzer II	73	15	88

CellSpotter (1)	19	-	19

Total Analyzers	92	15	107

CellTracks AutoPreps	84	13	97

Instruments sold (2)
CellTracks Analyzer II	62	16	78

Total CellSpotter	24	—	24

Total Analyzers	86	16	102

CellTracks AutoPreps	71	16	87

(1)	CellSpotter analyzers are the first-generation cell analyzer. We are in the process of replacing or upgrading CellSpotter analyzers to the next-generation CellTracks Analyzer II.
(2)	Represents instruments which were sold and revenue recorded in the period indicated.

Conference Call

Byron D. Hewett, President and CEO, and other members of Immunicon’s senior management will provide an update and discuss results via Webcast and conference call on Wednesday, August 1, 2007, at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (888) 680-0869 using passcode: 57519204. International callers may dial (617) 213-4854 using passcode: 57519204.

In addition, a live audio webcast of the call will be available online at Immunicon’s corporate website at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software. Following the call, a webcast audio replay will be available on Immunicon’s website until Friday, August 31, 2007. In addition, a dial-in replay will be maintained for five days through Monday, August 6, and can be accessed by dialing (888) 286-8010 (U.S. listeners) or (617) 801-6888 (International dialers), using reservation code: 65195086.

The conference call audio will also be distributed over the Thomson/CCBN Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through the Thomson/CCBN individual investor center at www.earnings.com or by visiting any of the investor sites in the Thomson/CCBN Individual Investor Network. Institutional investors can access the call via the Thomson/CCBN password-protected event management site, StreetEvents (www.streetevents.com).

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated business performance, 2007 anticipated instrument system placements, instrument revenue, combined reagent, consumable and service revenue, net loss, net loss per common share and net cash expenditures, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact, including those related to our financial guidance for 2007. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; the risks and uncertainties associated with the arbitration proceeding with Veridex given Immunicon’s dependence on Veridex; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates; Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; risks and uncertainties associated with Immunicon’s outstanding convertible notes and warrants; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission. Except as required by law, Immunicon accepts no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for modifications made to this document by Internet or wire services.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and “AutoPrep” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellTracks Analyzer II” is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media:
Tierney Communications
James G. Murphy	Denise Portner
SVP of Finance & Administration, CFO	Vice President
215-830-0777 ext. 8313	215-790-4395
jmurphy@immunicon.com	dportner@tierneyagency.com

IMMUNICON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share amounts)

	June 30, 2007	December 31, 2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,370	$36,132
Short-term investments	21,278	15,401
Receivable from related party	836	409
Accounts receivable, net	1,178	1,402
Inventory	3,634	3,966
Prepaid expenses	811	613
Other current assets	621	861

Total current assets	48,728	58,784
Property and equipment, net	3,194	4,011

Deferred financing fees	2,241	2,616
Other assets	845	362

TOTAL ASSETS	$55,008	$65,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,698	$1,781
Accounts payable	1,706	1,743
Payable to related party	973	792
Accrued expenses	3,685	4,304
Current portion of deferred revenue
Related party	1,615	1,821
Other	157	438
Detachable warrants	822	2,181
Conversion option related to convertible debt	3,421	9,286

Total current liabilities	14,077	22,346

Convertible subordinated notes payable, net of discount	22,778	20,313
Long-term debt	1,960	2,256
Deferred revenue
Related party	490	234
Other	786	423

Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value—100,000,000 authorized, 27,714,266 and 27,667,769 shares issued and outstanding as of
June 30, 2007 and December 31, 2006, respectively	28	28
Additional paid-in capital	163,042	162,596
Currency translation adjustment	25	22
Accumulated deficit	(148,178)	(142,445)

Total stockholders’ equity	14,917	20,201

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,008	$65,773

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2007 COMPARED TO JUNE 30, 2006

(in thousands, except for per share and per share data)

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product and service revenue
Related party product revenue	$1,617	$359	$2,827	$714
Third party customer product revenue	1,536	1,429	2,303	1,988
Service revenue	602	338	1,179	677

Total product and service revenue	3,755	2,126	6,309	3,379
Cost of goods sold	3,703	2,425	6,528	3,950

Income, (loss) on product and service revenue	52	(299)	(219)	(571)
Milestone, license and other revenue	164	201	267	401

Total revenue	3,919	2,327	6,576	3,780

Operating expenses:
Research & development	2,963	3,259	5,789	6,377
General & administrative	2,679	2,349	5,636	4,818

Total operating expenses	5,642	5,608	11,425	11,195

Operating (loss)	(5,426)	(5,706)	(11,377)	(11,365)
Other income (expense)
Interest and other income, net	559	422	1,175	810
Change in fair value of detachable warrant and conversion right	4,500	—	7,223	—
Interest expense	(1,516)	(103)	(3,020)	(216)

Other income (expense), net	3,543	319	5,378	594

(Loss) before income tax benefit	(1,883)	(5,387)	(5,999)	(10,771)
Income tax (benefit)	(266)	—	(266)	—

Net (loss)	$(1,617)	$(5,387)	$(5,733)	$(10,771)

Net (loss) per common share - basic and diluted	$(0.06)	$(0.20)	$(0.21)	$(0.39)

Weighted average common shares outstanding - basic and diluted	27,708,251	27,620,882	27,692,086	27,602,043